Raytech Corporation and Subsidiaries


                                  PART II
                               EXHIBIT (11)


              SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                   (in thousands, except per share data)



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




                                        For the 13 Weeks Ended   For the 39 Weeks Ended
                                        Sept. 28,     Sept. 29,  Sept. 28,    Sept. 29,
                                          1997          1996       1997         1996

Net income as reported                 $  3,710       $  4,754   $ 13,135     $ 13,037

Primary

Common shares outstanding at
  beginning of year                   3,239,762      3,230,080  3,239,762    3,230,080
Weighted average of stock options
  exercised                              25,582          2,000     16,746        1,048
Common equivalent shares
  for assumed exercise of
  employee stock options                273,637        222,964    264,979      219,282
Weighted average number of shares
  used in calculation of primary
  income per share                    3,538,981      3,455,044  3,521,487    3,450,410

Primary income per common share           $1.05          $1.38      $3.73        $3.78




Fully Diluted

Common shares outstanding
  at beginning of year                3,239,762      3,230,080  3,239,762    3,230,080
Weighted average of stock options
  exercised                              25,582          2,000     16,746        1,048
Common equivalent shares for
  assumed exercise of employee
  stock options                         273,637        231,465    264,979      231,465
Weighted average number of shares
  used in calculation of fully
  diluted earnings per share          3,538,981      3,463,545  3,521,487    3,462,593

Fully diluted earnings per share          $1.05          $1.37      $3.73        $3.76

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